John F. Splain, Esq.
                         135 Merchant Street, Suite 230
                             Cincinnati, Ohio 45246
                                 (513) 587-3400

August 28, 2003

Williamsburg Investment Trust
135 Merchant Street
Cincinnati, Ohio 45246

Gentlemen:

You have requested my opinion in connection with the registration by Williamsburg Investment Trust, a Massachusetts business trust (the "Trust"), of an indefinite number of shares of beneficial interest (the "Shares") of its eleven separate series--FBP Contrarian Equity Fund, FBP Contrarian Balanced Fund, The Davenport Equity Fund, The Jamestown Equity Fund, The Jamestown Balanced Fund, The Jamestown International Equity Fund, The Jamestown Tax Exempt Virginia Fund, The Government Street Equity Fund, The Government Street Mid-Cap Fund, The Government Street Bond Fund, and The Alabama Tax Free Bond Fund--authorized by the Trust's Declaration of Trust, to be filed with the Securities and Exchange Commission as an exhibit to the Trust's registration statement on Form N-1A (File No. 33-25301), as amended (the "Registration Statement"), under the Securities Act of 1933 and the Investment Company Act of 1940.

I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Trust, and I have made such inquiries of the officers and representatives of the Trust, as I have deemed relevant and necessary as the basis for the opinion hereinafter set forth.

In such examination, I have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic) and the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to such opinion, I have relied upon the certificates referred to hereinabove. I have assumed, without independent verification, the accuracy of the relevant facts stated therein.




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This letter expresses by opinion as to the provisions of the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts applying to business trusts generally, but does not extend to federal securities or other laws or the laws of jurisdictions outside the Commonwealth of Massachusetts.

Based on the foregoing, and subject to the qualifications set forth herein, I am of the opinion that the Shares have been duly and validly authorized, and, when issued and delivered as described in the Registration Statement, will be fully paid and nonassessable by the Trust.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.


Very truly yours,

/s/ John F. Splain

John F. Splain
Counsel